UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CALIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIX, INC.
1035 N. McDowell Boulevard
Petaluma, California 94954
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2015
To the Stockholders of Calix, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Calix, Inc. (“Calix”), will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/CALX15, on May 20, 2015, at 9:00 a.m. Pacific Daylight Time. The meeting will be online only, and will be held for the following purposes:

1.	To elect four directors to the Calix Board of Directors (“Board”);
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”);
3.	To ratify the selection of Ernst & Young LLP as Calix’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in the Proxy Statement. Only stockholders who owned Calix common stock at the close of business on March 26, 2015 can vote at this meeting or any adjournments that take place.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials, unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 6, 2015 to our stockholders of record as of the close of business on March 26, 2015. We are also providing access to our proxy materials over the Internet beginning on or about April 6, 2015. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides: the date and time of the virtual Annual Meeting; the matters to be acted upon at the meeting and the Board’s recommendation with regard to each matter; and information on how to attend the virtual meeting and vote online.
You are cordially invited to attend the virtual Annual Meeting online, but whether or not you expect to attend, to ensure that your vote is recorded, you should vote and submit your proxy over the Internet following the voting procedures described in the Notice. In addition, you can vote and submit your proxy online, or (if you have requested and received paper copies of proxy materials) over the phone or by signing, dating and returning by mail the proxy card sent to you.

By Order of the Board of Directors

William J. Atkins
Executive Vice President, Chief Financial Officer
Petaluma, California
April 6, 2015

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

CALIX, INC.
1035 N. McDowell Boulevard
Petaluma, California 94954
PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2015
The Board of Directors of Calix, Inc. is soliciting your proxy to vote at the virtual Annual Meeting of Stockholders to be held on May 20, 2015, at 9:00 a.m. Pacific Daylight Time, and any adjournment or postponement of that meeting (“Annual Meeting”). The Annual Meeting will be held via live webcast only at www.virtualshareholdermeeting.com/CALX15.
We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of March 26, 2015 (“Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or email may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 6, 2015, we are making this Proxy Statement available on the Internet and are mailing the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail or email this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of request.
The only voting securities of Calix, Inc. are shares of common stock, $0.025 par value per share (“common stock”), of which there were 51,806,468 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present online or represented by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Calix, Inc. as the “Company,” “Calix,” “we” or “us” and the Board of Directors as the “Board”. When we refer to Calix’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.
The Company's Annual Report to Stockholders, which contains consolidated financial statements for fiscal year 2014, accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that received the Notice can access this Proxy Statement and the Annual Report to Stockholders at the website referred to in the Notice. You also may obtain a copy of Calix’s Annual Report on Form 10-K for fiscal year 2014 that was filed with the Securities and Exchange Commission (“SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K and Proxy Statement are also available in the “SEC Filings” section of our website at http://investor-relations.calix.com/, and at the SEC’s web site at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 26, 2015 will be entitled to vote online at the Annual Meeting. At the close of business on the Record Date, there were 51,806,468 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 26, 2015, your shares were registered directly in your name with Calix’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, to ensure your vote is counted we urge you to vote by proxy on the Internet as instructed below, or (if you request and receive a proxy card by mail or email) over the phone or by signing, dating and returning by mail the proxy card sent to you.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on March 26, 2015, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in a “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also welcome to attend the virtual Annual Meeting and to vote online.
What do I need in order to be able to attend the Annual Meeting online?
Calix will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CALX15. The webcast will start at 9:00 a.m. Pacific Daylight Time. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to be able to participate in the online Annual Meeting, you will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) if you are a stockholder of record, or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in a “street name.” Instructions on how to participate online are also posted online at www.virtualshareholdermeeting.com/CALX15.
What am I being asked to vote on?
You are being asked to vote on:

•	election of four Class II directors to hold office until our 2018 Annual Meeting of Stockholders (Proposal No. 1);

•
approval on a non-binding, advisory basis of the compensation of Calix’s named executive officers, or NEOs, as disclosed in this Proxy Statement under the compensation disclosure rules of the SEC (Proposal No. 2); and

•
ratification of the selection, by the audit committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 3).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How does the Board recommend I vote on the Proposals?
The Board recommends that you vote:

•	FOR each of the Class II director nominees;

•	FOR approval, on a non-binding, advisory basis of the compensation of our NEOs; and

•	FOR ratification of Ernst & Young LLP as our independent registered public accounting firm.
How do I vote?
For election of directors, you may either vote “For” the four nominees or you may “Withhold” your vote for all or for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in any of the following manners:

•
To vote during the virtual Annual Meeting, follow the online instructions provided on the Notice of Internet Availability of Proxy Materials to login to www.virtualshareholdermeeting.com/CALX15 to cast your votes.

•	To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Proxy Materials.

•
To vote by phone, call the toll free number found on the proxy card you request and receive by mail or email, which you can request by following the instructions provided on the Notice of Internet Availability of Proxy Materials.

•
To vote by mail, complete, sign and date the proxy card you request and receive by mail or email, and return it promptly by mail. As long as we receive your signed proxy card, or your vote by Internet or phone, by 11:59 p.m. Eastern Daylight Time on May 19, 2015, we will vote your shares as you direct.

•
Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy, phone or the Internet to ensure that your vote is counted. Even if you have submitted a proxy or voted by phone or the Internet before the Annual Meeting, you may still attend the virtual Annual Meeting and vote online. In such case, your previously submitted proxy or vote will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the voting instruction card to ensure that your vote is counted. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also vote online at the virtual Annual Meeting.
Who counts the votes?
Broadridge Financial Solutions, Inc., or Broadridge, has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by phone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in a “street name”) returns one proxy card to Broadridge on behalf of all its clients.
What is the required vote and how are votes counted?
A majority of the outstanding shares of common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.
With respect to Proposal No. 1, the election of directors, directors will be elected by a plurality of the votes cast, which means that the four nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect with regard to this proposal, because approval of a percentage of shares present or outstanding is not required for this proposal.
With respect to all other Proposals, the affirmative vote of the holders of a majority in voting power of the shares of common stock present or by proxy and entitled to vote on the proposal is required for approval. Abstentions have the same effect as a vote against these proposals. Broker non-votes will have no effect on the outcome of these proposals.
Because your vote on Proposal No. 2 is advisory, it will not be binding on the Board, the compensation committee of the Board, or Calix. However, the Board will review the voting results and take them into consideration when making future decisions about executive compensation.
Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of Ernst & Young LLP. However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.
Under NYSE rules, Proposals No. 1 and No. 2 are “non-routine” matters. Because brokers cannot vote “uninstructed” shares on behalf of their customers for “non-routine” matters, it is important that stockholders vote their shares.
Broadridge will separately count “For” and “Withhold” votes with respect to Proposal No. 1, “For” and “Against” votes and abstentions, with respect to Proposal No. 2, and “For” and “Against” votes, abstentions and broker non-votes with respect to Proposal No. 3.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2015.
What if I return a proxy card but do not make specific choices?
If you have properly requested and received a proxy card by mail or email, and we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the four nominees for director, and “For” Proposal No. 2 and No. 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by phone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or set of materials?
If you receive more than one Notice of Internet Availability of Materials or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on the Internet on all of the Notices of Internet Availability of Proxy Materials or proxy cards you receive via mail or email upon your request, which includes voting over the Internet, phone or by signing and returning all of the proxy cards you request and receive.
Can I change my vote after submitting my proxy or voting on the Internet or by phone?
Yes. You can revoke your proxy or prior vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy or prior vote in any one of three ways:

•	You may submit another properly completed proxy with a later date or submit a new vote on the Internet or by phone using the same instructions followed when you submitted your prior vote.

•	You may send a written notice that you are revoking your proxy to Calix’s Corporate Secretary at 1035 N. McDowell Boulevard, Petaluma, California 94954.

•	You may attend the virtual Annual Meeting and vote online. Simply logging into the Annual Meeting will not, by itself, revoke your proxy or prior vote.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the virtual Annual Meeting and you are not attending the online meeting in person but have voted by proxy, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 8, 2015, to Calix’s Corporate Secretary at 1035 N. McDowell Boulevard, Petaluma, California 94954. If you wish to submit a proposal that is not to be included in next year’s proxy materials under the SEC’s shareholder proposal procedures or nominate a director, you must do so between January 21, 2016 and February 20, 2016; provided that if the date of the annual meeting is earlier than April 20, 2016 or later than July 19, 2016, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present online or represented by proxy at the Annual Meeting. On the Record Date, there were 51,806,468 shares outstanding and entitled to vote. Accordingly, 25,903,234 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum if you submit a valid proxy vote or vote online at the Annual Meeting. Abstentions and broker non-votes also will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
As of April 6, 2015, the date this proxy statement is made available, the Board consists of ten directors, divided into the three following classes:

•	Class I directors: Michael Matthews, Thomas Pardun and Kevin DeNuccio; whose current terms will expire at the annual meeting of stockholders to be held in 2017;

•	Class II directors: Christopher Bowick, Michael Flynn, Kevin Peters and Carl Russo; whose current terms will expire at the 2015 Annual Meeting; and

•	Class III directors: Michael Everett, Adam Grosser and Don Listwin; whose current terms will expire at the annual meeting of stockholders to be held in 2016.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.
The Nominating and Corporate Governance Committee of the Board recommended, and the Board approved, Christopher Bowick, Michael Flynn, Kevin Peters and Carl Russo, as nominees for election to the Board at the 2015 Annual Meeting. Each of Messrs. Bowick, Flynn, Peters and Russo has been nominated to serve as a Class II director, and has elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. The Board expects all nominees named below to be available for election. In the event that any nominee should be unable to serve or for good cause will not serve, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with Calix as of April 6, 2015:

Name	Age	Position/Office Held With Calix	Director Since
Class I Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Kevin DeNuccio	55	Director	2012
Michael Matthews (2)	58	Director	2010
Thomas Pardun (2)	71	Director	2011
Class II Directors for election at the 2015 Annual Meeting of Stockholders
Christopher Bowick (1)	59	Director	2014
Michael Flynn (1)(3)	66	Director	2004
Kevin Peters (3)	51	Director	2014
Carl Russo	58	President, Chief Executive Officer and Director	1999
Class III Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Michael Everett (2)	66	Director	2007
Adam Grosser	54	Director	2009
Don Listwin (1)(3)	56	Director and Chairman of the Board	2007

(1)	Current member of the Compensation Committee of the Board.

(2)	Current member of the Audit Committee of the Board.

(3)	Current member of the Nominating and Corporate Governance Committee of the Board.
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors. Our objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in various areas further described below.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders
Christopher Bowick has served on the Board since July 2014. Mr. Bowick brings to the Calix's board of directors extensive experience in advising and managing companies in the technology and telecommunications industries. Mr. Bowick is Principal of The Bowick Group, LLC, where he provides technology, product, business, and executive-development advice and counsel to clients in the cable television and telecommunications industries. From 1998 until his retirement in 2009, Mr. Bowick held various positions at Cox Communications. Mr. Bowick joined Cox in 1998 as Vice President, Technology Development, and was named Senior Vice President of Engineering & Chief Technical Officer in 2000.  Mr. Bowick retired as Chief Technology Officer of Cox Communications in June of 2009. At Cox, Mr. Bowick was responsible for strategic technology planning, day-to-day technical operations, and the development and deployment of technology solutions for the company’s video, voice, high speed data and wireless products, including the development and deployment of telecommunications services, such as: circuit-switched telephone, Voice over IP, high-speed data, digital video, HDTV, video-on-demand, and interactive television. Mr. Bowick was also responsible for Network Engineering and Network Operations for Cox’s nation-wide network infrastructure including its national backbone, Metropolitan Area Networks and HFC networks. Prior to joining Cox, Mr. Bowick served as Group Vice President/Technology & Chief Technical Officer for Jones Intercable, Inc., while simultaneously serving as President of Jones Futurex, a designer and manufacturer of triple DES, PC-based hardware encryption devices and also a contract manufacturer. Prior to Jones, Mr. Bowick served as Vice President of Engineering for Scientific Atlanta’s Transmission Systems Business Division, and as a design engineer for Rockwell International, Collins Avionics Division. Mr. Bowick currently serves on the Boards of Directors of ViXS Systems and Minerva Networks. Mr. Bowick holds an MBA from the University of Colorado (1997) and a bachelor’s degree in electrical engineering from the Georgia Institute of Technology (1977).
Michael Flynn has served on the Board since July 2004. Mr. Flynn brings to Calix's board of directors extensive experience in advising and managing companies in the technology and telecommunications industries. He also has expertise in public company corporate governance. From June 1994 until his retirement in April 2004, Mr. Flynn served in various capacities at Alltel Corporation, a telecommunications provider. His most recent position at Alltel Corporation was group president. Mr. Flynn currently serves on the board of directors of Airspan Networks Inc., a publicly-held vendor of wireless products and solutions. He is a member of the board of directors, and audit and compensation committees, of Atlantic Tel-Networks, a publicly-held, diversified telecommunications services provider, and he is owner and president of Deli Planet Inc., a privately-held company. During the past five years, Mr. Flynn formerly served on the board of directors of iLinc, a publicly-held company, and GENBAND Inc., a privately-held company. Mr. Flynn served on the audit committee and the compensation committee of WebEx Communications, Inc., and was chairman of the compensation committee of iLinc and GENBAND Inc. Mr. Flynn holds a Bachelor of Science degree in Industrial Engineering from Texas A&M University.
Kevin Peters has served on the Board since October 2014. Mr. Peters brings to the Calix's board of directors a wealth of leadership experience gained over the course of a 28-year career with AT&T, one of world's largest communications companies. Mr. Peters formerly served as Executive Vice President-Global Customer Service for AT&T, Inc., from 2012 until his retirement in 2014. Mr. Peters joined AT&T in 1986, and held various functional roles, e.g. IT, sales, engineering, and finance from then until 2000. Mr. Peters served as Vice President-Local Network Planning and Project Management in 2001. During his subsequent career at AT&T, Mr. Peters served in the following capacities: Senior Vice President - Network Engineering (2003-2004); Senior Vice President-Global Network Technology Program Management, AT&T Labs (2005); Senior Vice President-Enterprise Systems and Software Engineering (2006); Executive Vice President-Global Network Operations (2006-2009); and Chief Marketing Officer-Business (2010-2011). Mr. Peters currently volunteers and serves on the Board of the Yogi Berra Museum and Learning Center, and on the Advisory Board of the Howe School of Business, Stevens Institute of Technology. Mr. Peters holds an MBA with honors (Beta Gamma Sigma) from Columbia University (1996), an M.S. degree in Telecommunications Engineering from Stevens Institute of Technology (1989), a B.S. in Psychology from Fairfield University (1986), and attended the Harvard University Advanced Management Program (2001).
Carl Russo has served as Calix's president and chief executive officer since December 2002 and as a member of the Board since December 1999. As Calix's president and chief executive officer, Mr. Russo brings expertise and knowledge regarding the company's business and operations to Calix's board of directors. He also brings to the Board an extensive background in the telecommunications and networking technology industries. From November 1999 to May 2002, Mr. Russo served as vice president of optical strategy and group vice president of optical networking of Cisco Systems, Inc. From April 1998 to October 1999, Mr. Russo served as president and chief executive officer of Cerent Corporation, which was acquired by Cisco. From April 1995 to April 1998, Mr. Russo served in various capacities, including as chief operating officer, at Xircom, Inc., which was acquired by Intel Corporation. Previously, Mr. Russo served as senior vice president and general manager for the hyperchannel networking group of Network Systems Corporation and as vice president and general manager of the data networking products division of AT&T Paradyne Corporation. Mr. Russo serves on the board of directors of Vital Network Services, Inc., a private company delivering network lifecycle services. During the past five years, Mr. Russo also served on the board of directors of the Alliance for Telecommunications Industry Solutions, a telecommunications standards organization, and Xirrus, Inc., a private company providing products that enable high-performance wireless networks. Mr. Russo attended Swarthmore College and serves on its board of managers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders
Michael Everett has served on the Board since August 2007. Mr. Everett brings to Calix's board of directors his background as a lawyer as well as over 30 years of experience in senior management and financial operations at communications technology companies. From

May 2007 until his retirement in December 2008, Mr. Everett served as vice president of finance at Cisco Systems, Inc. From April 2003 to May 2007, Mr. Everett was chief financial officer of WebEx Communications, Inc., a web collaboration service provider that was acquired by Cisco. From 2001 to 2003, Mr. Everett served as chief financial officer of Bivio Networks, Inc., a network appliance company. In 2001, Mr. Everett served as chief financial officer of VMware, Inc., an infrastructure software company. From February 1997 to November 2000, Mr. Everett served as executive vice president and chief financial officer of Netro Corporation. Mr. Everett served in several senior management positions at Raychem Corporation from 1987 through 1996, including senior vice president and chief financial officer from August 1988 to August 1993. Before joining Raychem Corporation, Mr. Everett served as a partner in the law firm of Heller, Ehrman, White & McAuliffe LLC. During the past five years, Mr. Everett served on the board of directors of Smart Focus, Ltd., a privately held marketing analytics company, including as chairman of the audit committee.  He also currently serves on the Board of Trustees of the Santa Fe Chamber Music Festival, and on its endowment foundation board. Mr. Everett also formerly served on the board of directors of Broncus Technologies, Inc., a privately-held medical technology company, including as chairman of the audit committee and member of the compensation committee. He also served on the board of directors of the Northern California and Northern Nevada chapter of the Alzheimer's Association, a non-profit organization, and Self-Help for the Elderly, a non-profit organization. Mr. Everett holds a Juris Doctor degree from the University of Pennsylvania Law School and a Bachelor of Arts degree in History from Dartmouth College. Mr. Everett is licensed to practice law in California and in New York and was named chief financial officer of the year by San Francisco Business Times in 2007.
Adam Grosser has served on the Board since May 2009. Mr. Grosser brings to the Calix board of directors extensive experience in advising technology startup companies as well as counseling boards of directors and senior management regarding corporate governance, compliance and business operations. Since February 2011, he has served as a managing director and group head of Silver Lake Kraftwerk, a division of global private investment firm Silver Lake, which focuses on investments in growth companies in the energy and resources sectors. From September 2000 until October 2010, Mr. Grosser served as a general partner of Foundation Capital, a venture capital firm. From August 1996 to August 1999, he was president of the subscriber networks division at Excite@Home. From December 1993 to January 1996, Mr. Grosser served as co-founder, president and chief executive officer of Catapult Entertainment, Inc. From August 1984 to November 1993, Mr. Grosser served in engineering and management capacities at Apple Computer, Lucasfilm Ltd. and Sony Corporation of America. During the past five years, Mr. Grosser formerly served on the boards of directors of Control4 Corporation, Conviva, Inc., GridIron Systems Inc., Numerate, Inc., Sentient Energy, Inc., SiBEAM, Inc. and Silver Spring Networks, Inc., each a privately held company, as well as EnerNOC, Inc., Rohati Systems, Inc., which was acquired by Cisco, and Naverus, Inc., which was acquired by GE Aviation. Mr. Grosser holds a Master of Science degree in Engineering, a Master of Business Administration degree and a Bachelor of Science degree in Design Engineering from Stanford University.
Don Listwin has served on the Board since January 2007 and has served as chairman since July 2007. Mr. Listwin brings over 30 years of experience in the networking industry to Calix's board of directors. In October 2004, Mr. Listwin founded Canary Foundation, a non-profit organization devoted to the early detection of cancer, and has since then served as its chairman. From January 2008 to January 2009, Mr. Listwin served as chief executive officer of Sana Security, Inc., a security software company, which was acquired by AVG Technologies. From September 2000 to October 2004, Mr. Listwin served as chief executive officer of Openwave Systems Inc., a leader in mobile internet infrastructure software. From August 1990 to September 2000, he served in various capacities at Cisco, most recently as executive vice president. Mr. Listwin currently serves on the board of directors of Clustrix Inc., D-Wave Systems, Inc., Genologics Life Sciences Software Inc., Joyent, Inc., PLUMgrid, Inc. and Teradici Corporation, each a privately-held company. During the past five years, Mr. Listwin formerly served on the board of directors of Isilon Systems, Inc., Openwave Systems Inc. (now known as Unwired Planet, Inc.), TIBCO Software Inc., Redback Networks, Inc. and E-Tek Dynamics Inc., each a publicly-held company. Mr. Listwin is a member of the board of scientific advisors of the National Cancer Institute. Mr. Listwin holds an honorary Doctorate of Law degree from the University of Saskatchewan and a Bachelor of Science degree in Electrical Engineering from the University of Saskatchewan.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
Kevin DeNuccio has served on the Board since September 2012. Mr. DeNuccio brings to the Calix board of directors over 25 years of leadership and governance experience at communications technology companies and service providers worldwide. Since February 2014 he has served as President, Chief Executive Officer and a member of the board of directors of Violin Memory, Inc., a publicly held data storage company. Mr. DeNuccio served as Chief Executive Officer of Metaswitch Networks, a telecommunications hardware and software company, from February 2010 until June 2012. From January 2007 until the present, Mr. DeNuccio has also worked as a private equity investor, both individually and through Wild West Capital, LLC, which he co-founded in July 2012. Mr. DeNuccio served as Chief Executive Officer of Redback Networks from August 2001 until its acquisition by Ericsson in January 2007. From 1995 to 2001, he held a number of executive positions at Cisco Systems, including senior vice president of worldwide service provider operations. Prior to joining Cisco, Mr. DeNuccio was founder, president, and CEO of Bell Atlantic Network Integration, a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). He has also held senior management positions at both Unisys Corporation and Wang Laboratories network integration and worldwide channel partner businesses. In addition to serving on the board of directors of Violin Memory, Inc., he currently serves on the board of directors of GroundCntrl, Inc., Juniper Networks, Inc., Northeastern University and SevOne, Inc. Mr. DeNuccio previously served on numerous public and private boards of directors including Sandisk, Metaswitch Networks, Redback, JDS Uniphase Corporation, KPMG consulting (BearingPoint), Netpliance (TippingPoint) and Salesnet.
Michael Matthews has served on the Board since December 2010. Mr. Matthews is a marketing and business strategy executive with significant exposure to the telecommunications industry and to global markets. Mr. Matthews brings to Calix’s board of directors 30 years of experience in the technology industry, and a strong background in telecommunications, software, technology and innovation. From January 2012 through September 2013, Mr. Matthews served as Chief Corporate Development Officer for the information technology company AGT International GMBH, responsible for AGT’s research and development, new business ventures, and marketing. From September 2008 to December 2011, Mr. Matthews served as Head of Strategy and Business Development at Nokia Siemens Networks, a telecommunications company, where he directed the company’s strategic planning and investments, mergers and acquisitions program and strategic alliances and partnerships. From February 2003 to January 2008, Mr. Matthews served as Chief Marketing Officer at Amdocs Inc. From September 1999 to March 2002 he served as the Executive Vice President, Sales & Marketing, at Groove Networks, a privately held software company which was acquired by Microsoft Corporation. Prior to this, he served in leadership positions across technology companies in the United States and Australia such as Platinum Technology, Inc. a database management software company which was acquired by Computer Associates, Inc., Sterling Software, a software company which was acquired by Computer Associates, Inc., and Digital Equipment Corporation, which was acquired by Compaq Computer Corporation. Mr. Matthews serves on the board of ArcherMobile, Inc. and Innovolt, Inc., both of which are privately held. He also serves as an advisor to the TMForum, a global trade association with over 900 member companies including communication service providers, digital service providers and enterprises. Mr. Matthews has a degree in Civil Engineering from the University of Queensland, Australia.
Thomas Pardun has served on the Board since February 2011. Mr. Pardun brings to Calix’s board of directors his expertise as an executive in the telecommunications industry, a comprehensive knowledge of information systems and telecommunications and experience serving as a director for other public companies, including Occam Networks, Inc. Mr. Pardun has served as chairman of the board of directors of Western Digital Corporation, a manufacturer of hard drives for the personal computer and home entertainment markets, since March 2007. He previously served as chairman of Western Digital from January 2000 to November 2001, and he has served as a director of Western Digital since January 1993. In July 2000, Mr. Pardun retired as president of MediaOne International, Asia-Pacific (formerly US West Asia-Pacific), an owner/operator of international properties in cable television, telephone services, and wireless communications. Prior to that, he served as president and chief executive officer of US West Multimedia Communications, Inc. and held numerous other executive positions with US West. Prior to joining US West, Mr. Pardun was president of the Central Group for Sprint as well as president of Sprint’s West Division. He also served as senior vice president of United Telecommunications, a predecessor company to Sprint. Mr. Pardun spent the first 19 years of his career at IBM. Mr. Pardun served on the board of directors of Occam Networks, Inc. from September 2004 to February 2011. In addition to Western Digital Corporation, Mr. Pardun serves on the boards of CalAmp Corporation, Finisar Corporation and MaxLinear, Inc., each a publicly-held company. Mr. Pardun received a B.B.A. in economics and marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University, and The Tuck School of Business at Dartmouth College.
Executive Officers
The following is biographical information for our executive officers who were not discussed above.

Name	Age	Position(s)
William Atkins	53	Executive Vice President and Chief Financial Officer
Michel Langlois	53	Senior Vice President, Systems Products
Mehdi Bradaran	57	Senior Vice President, Product Operations
John Colvin	51	Senior Vice President, North American Sales
Andy Lockhart	54	Senior Vice President, International Sales
Kevin Pope	57	Senior Vice President, Systems Software Development
William Atkins has served as Calix’s executive vice president and chief financial officer since February 10, 2014. Prior to Calix, Mr. Atkins was a senior partner at Fairfax Media Partners, LLC, a Washington DC area investment and advisory firm. From January 2007 until February 2009, Mr. Atkins served as chief financial officer of Rivada Networks International, LLC, a provider of mobile emergency communications equipment and services for the homeland security and public safety sectors. Previously, Mr. Atkins served as executive vice president and chief financial officer of Intelsat, Ltd., the world's largest fixed satellite telecommunications services operator. Before joining Intelsat, Mr. Atkins held various positions at Morgan Stanley, including head of European telecommunications corporate finance and head of European corporate finance execution. Prior to Morgan Stanley, he co-founded the telecommunications investment banking practice at S.G. Warburg. Mr. Atkins has a Bachelor of Arts degree and Master of Arts degree from Stanford University.
Michel Langlois has served as Calix’s senior vice president of systems products since July 2014. Mr. Langlois has more than 25 years of experience in networking technologies, large-scale software development, and engineering management. Before joining Calix, Mr. Langlois was Senior Vice President Junos software at Juniper Networks, Inc. Prior to Juniper, Mr. Langlois served as Senior Vice President-Network Software and System Technology Group (NSSTG) responsible for the IOS software/platform at Cisco Systems, Inc. Mr. Langlois has a BSEE from the Université de Sherbrooke in Quebec, Canada.
Mehdi Bradaran has served as Calix’s senior vice president of product operations since July 2014. He has been with Calix since 1999 in a series of roles, including vice president of systems hardware development. Mr. Bradaran has over 30 years of development and operations experience in the aerospace and telecommunications industries. Prior to joining Calix, Mr. Bradaran held management positions at DSC/Alcatel and led engineering teams in hardware development and system integration of next generation digital loop carriers. Mr. Bradaran has also held various development and management positions at Lear Astronics and PowerTec. He holds a BSEE from Utah State University and an MSEE from West Coast University.
John Colvin has served as Calix’s senior vice president of North American sales since September 2011. Previously, Mr. Colvin served as Calix’s vice president of field operations for the Americas from March 2004 to August 2011. From November 1999 to March 2004, Mr. Colvin served in numerous leadership positions at Cisco Systems, Inc., including senior director of business development and operations director in service provider sales. From January 1999 to October 1999, Mr. Colvin served as director of national carrier sales of Cerent Corporation. Previously, Mr. Colvin served in various capacities at Alcatel S.A. for eight years, most recently as account vice president for

AT&T. Before that, Mr. Colvin worked as an engineer at Rockwell International Corporation and NEC America, Inc. Mr. Colvin holds a Bachelor of Science degree in Electrical Engineering from Texas A&M University.
Andy Lockhart has served as senior vice president of international sales since April 2011, with overall responsibility for the establishment and development of Calix’s international business. Mr. Lockhart joined Calix after over twenty years at Cisco Systems, Inc., where he developed a wide range of international and cross-cultural leadership experience. Mr. Lockhart was instrumental in establishing many of Cisco’s largest international business operations, including the founding of Cisco Japan, building Cisco’s Asia Pacific partner network, establishing Cisco’s UK Sales operation, and launching Cisco’s European Service Provider organization. He also led a number of Cisco’s major international organizations, including leadership roles as vice president Cisco Japan, vice president Northern Europe, and Vice President Benelux. Mr. Lockhart holds a Master of Business Administration degree from Stanford University and a Bachelor of Electrical Engineering degree from the University of British Columbia.
Kevin Pope served as Calix's senior vice president of systems software development since December 2012 until February 27, 2015. From January 2009 until December 2012, Mr. Pope served as Calix’s senior vice president of product development. From September 2005 to January 2009, Mr. Pope served as vice president of engineering of Hammerhead Systems, Inc., a metro Ethernet aggregation switching equipment company. In September 1999, Mr. Pope founded Mahi Networks, Inc., a core network integrated time division multiplexing/data switching equipment company, and served as its vice president of engineering until September 2005. From June 1988 to September 1999, Mr. Pope served as vice president of development engineering of Applied Digital Access, Inc. Mr. Pope holds a Master of Business Administration degree from San Diego State University, a Master of Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley and a Bachelor of Science degree in Electrical Engineering from the University of Minnesota.
Independence of the Board
The NYSE prescribes independence standards for listed companies. These standards require a majority of the Board to be independent. They also require every member of the audit committee, compensation committee and nominating and corporate governance committee of the Board to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship with any entity employing a director or on which the director currently serves as a member of the board.
After review of all relevant transactions or relationships between each director, or any of his immediate family members, and Calix, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of Calix’s current directors are independent directors within the meaning of the applicable NYSE standards, except for Mr. Russo, Calix’s current president and chief executive officer. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NYSE standards.

PROPOSAL NO. 2
APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
We are seeking an advisory vote from our stockholders to approve the compensation paid to our NEOs, as disclosed in this Proxy Statement under the compensation disclosure rules of the SEC.
The compensation committee of the Board, with assistance from external compensation consultants, has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on Calix’s financial performance, the performance of Calix’s stock and the NEO’s individual performance, which are intended to drive creation of sustainable stockholder value. The compensation committee of the Board will continue to emphasize what it believes to be responsible compensation arrangements that attract, retain, and motivate high-caliber executive officers, and motivate those officers to achieve Calix’s short- and long-term business strategies and objectives.
The Board has determined to hold an advisory “say on pay” vote every year. In accordance with this determination and Section 14A of the Exchange Act, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to Calix’s NEOs as disclosed in Calix’s proxy statement for the 2015 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion of the proxy statement.”
In deciding how to vote on this proposal, we encourage you to consider Calix's executive compensation philosophy and objectives, the design principles and the elements of Calix's executive compensation program described in the compensation discussion and analysis, or CD&A, section below. As described in the CD&A, a guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs and help us achieve our goals and increase stockholder value. For example:

•
Chief Executive Officer Compensation Aligned with Stockholder Interests. A significant portion of our CEO's compensation is performance-based and reflects a market-based compensation package. As a significant stockholder, his personal wealth has consistently been, and continued to be in 2014, tied directly to sustained stock price appreciation and performance, which provides direct alignment with stockholder interests.

•
Other NEOs Compensation Substantially Tied to Performance. Our other NEOs earn a significant portion of their total compensation based upon increases in Calix's stock price and a significant portion of their cash compensation is based upon Calix's financial performance along with our compensation committee's assessment of individual performance.

•
Change in Control and Severance Benefits Not Grossed Up. Calix provides limited change in control and severance benefits to provide NEOs security and remain competitive, and does not gross up any NEO taxes in connection with such change in control, severance or other compensation and benefits.

To be approved, on a non-binding and advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement under the compensation disclosure rules of the SEC, must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present online or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as “Against” votes for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
While your vote on this proposal is advisory and will not be binding on the compensation committee of the Board, the Board or Calix, the compensation committee of the Board values the opinions of Calix's stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding Calix's executive compensation program. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2016 annual meeting of shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT UNDER THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee of the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Calix and its stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present online or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table provides information regarding the fees for the audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013 (in thousands). All fees described below were approved by the audit committee of the Board.

	Fiscal Year Ended December 31,
	2014	2013
Audit Fees	$1,683	$1,418
Audit-Related Fees	—	—
Tax Fees	46	125
All Other Fees	—	255
Total Fees	$1,729	$1,798
Audit Fees
Audit fees of Ernst & Young LLP consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2014 and 2013, the audit of the effectiveness of our internal control over financial reporting, and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for fiscal years 2014 and 2013, respectively. Audit fees also include services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
Tax Fees
Tax fees for 2014 and 2013 include fees for tax services for our U.S. and foreign tax compliance and advisory services.
All Other Fees
Other fees for 2013 include primarily fees for advisory service to assess the Company's intellectual property security and management.

Pre-Approval Policies and Procedures
The audit committee of the Board pre-approves all audit and non-audit services provided by its independent registered public accounting firm. Our audit committee may delegate authority to one or more members of the audit committee to provide such pre-approvals, provided that such approvals are presented to the audit committee at a subsequent meeting. This policy is set forth in the charter of the audit committee and available in the “Corporate Governance” section of our website at http://investor-relations.calix.com/.
The audit committee of the Board considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of Calix’s consolidated financial statements and concluded that they were. All of the services described above for 2014 with respect to tax fees and all other fees were pre-approved by our Audit Committee under its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of February 28, 2015 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each NEO as set forth in the summary compensation table below; and

•	all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2015 and restricted stock units, or RSUs, that vest within 60 days of February 28, 2015, are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on 51,805,177 shares of our common stock issued and outstanding on February 28, 2015. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock		Options Exercisable Within 60 Days	RSUs Vesting Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholder:
BlackRock, Inc.	3,602,362	(2)	—	—	3,602,362	7.0%
55 East 52nd Street New York, NY 10022
Lapides Asset Management, LLC.	2,604,600	(3)	—	—	2,604,600	5.0%
500 West Putnam Avenue Greenwich, CT 06830
Non-Employee Directors:
Don Listwin	638,000		7,500	—	645,500	1.2%
Michael Everett	59,705		10,000	—	69,705	*
Michael Flynn	59,881		12,500	—	72,381	*
Adam Grosser	31,584		16,250	—	47,834	*
Michael Matthews	29,884		12,500	—	42,384	*
Thomas Pardun	48,330		14,488	—	62,818	*
Kevin Peters	—		—	—	—	*
Kevin DeNuccio	56,586		—	—	56,586	*
Christopher Bowick	—		—	—	—	*
Named Executive Officers:
Carl Russo	6,026,377	(4)	245,833	—	6,272,210	12.1%
William Atkins	—		87,500	—	87,500	*
Michel Langlois	—		—	—	—	*
Mehdi Bradaran	43,032		40,311	—	83,343	*
John Colvin	274,130		33,103	—	307,233	*
All Current Directors and Executive Officers as a Group (16 persons)	7,383,996		803,109	—	8,187,105	15.6%

* Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
The information was based upon a Schedule 13G filed with the SEC on January 29, 2015 by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power over the shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund

Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management, LLC; or BlackRock Japan Co. Ltd.

(3)
The information was based upon a Schedule 13G filed with the SEC on February 10, 2015 by Lapides Asset Management, LLC. Lapides Asset Management, LLC has sole voting and dispositive power over the shares.

(4)
Includes 2,239,188 shares held by The Crescentico Trust, Carl Russo, Trustee; 275,633 shares held by Equanimous Investments and 284,653 shares held by Calgrat Partners, L.P. The managing members of Equanimous Investments are Carl Russo and Tim Pasquinelli. The managing partner of Calgrat Partners, L.P. is Tim Pasquinelli. These individuals may be deemed to have shared voting and investment power over the shares held by Equanimous Investments and Calgrat Partners, as applicable. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of The Crescentico Trust, Carl Russo, Trustee; Equanimous Investments and Calgrat Partners, L.P. is 1960 The Alameda #150, San Jose, California 95126.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. We believe that during the fiscal year 2014, our directors and Section 16 officers complied with all Section 16(a) filing requirements. In making the above statements, we have relied upon the written representations of our directors and Section 16 officers.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines for Calix (“Guidelines”). A copy of the Guidelines is available in the “Corporate Governance” section of our website at http://investor-relations.calix.com/. Calix intends to disclose any future amendments to the Guidelines on this section of its website.
Code of Business Conduct and Ethics
Calix has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, and persons performing similar functions. A copy of the Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our website at http://investor-relations.calix.com/. Calix will also post on this section of its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, which are required to be disclosed by the rules of the Securities and Exchange Commission (“SEC”) or The New York Stock Exchange ("NYSE").
Leadership Structure of the Board
Under Calix’s bylaws, the Board appoints Calix’s officers, including the chief executive officer. The Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected. However, the Board is committed to good corporate governance practices and values independent board oversight as an essential component of strong corporate performance. For example, nine of Calix’s ten directors during 2014 qualified as independent according to the rules and regulations of the NYSE. In February 2015, the Board undertook a review of the independence of each director and considered whether any director has a material relationship with Calix that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board determined on March 3, 2015 that Messrs. Bowick, DeNuccio, Everett, Flynn, Grosser, Listwin, Matthews, Pardun, and Peters, representing nine of Calix’s ten current directors, are independent directors as defined under the listing requirements of the NYSE, constituting a majority of independent directors of the Board as required by the NYSE rules. In addition, Calix’s corporate governance guidelines require that the directors meet in executive session without management directors or management present on a regularly scheduled basis, but not less than two times a year. Also, Calix’s nominating and corporate governance committee periodically reviews and recommends to the Board the leadership structure of the Board. Currently, Calix separates the roles of chief executive officer and chairman in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for, and the day-to-day leadership and performance of, Calix, while the chairman provides guidance to the chief executive officer and management, sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Russo, Calix’s chief executive officer and a director, is an employee of Calix and is therefore not “independent” under the rules of the NYSE. Mr. Listwin, Calix’s chairman, is an independent director, as defined under the rules of the NYSE. The Board believes that the current board leadership structure is best for Calix and its stockholders at this time.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of Calix’s risks. The Board is responsible for general oversight of risks and regularly reviews information regarding Calix’s risks, including credit risks, liquidity risks and operational risks. The compensation committee of the Board is responsible for overseeing the management of risks relating to Calix’s executive compensation plans and arrangements. The audit committee of the Board is responsible for overseeing management of Calix’s risks relating to accounting matters, financial reporting and legal and regulatory compliance. The nominating and corporate governance committee of the Board is responsible for overseeing management of Calix’s risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Board Committees
Calix’s board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and responsibilities described below.
Audit Committee
Currently, Calix's audit committee comprises Messrs. Everett, Matthews and Pardun, each of whom is a non-employee member of the Board. Mr. Everett is the audit committee chairman and is the audit committee financial expert, as currently defined under the SEC rules. The Board has determined that each director serving on the audit committee is independent within the meaning of the NYSE listing standards.
Calix's audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Calix’s audit committee oversees its corporate accounting and financial reporting process. Among other matters, the audit committee: evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of Calix’s quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Calix’s engagement team as required by law; reviews Calix’s critical accounting policies and estimates; oversees the internal audit function and annually reviews the audit committee charter and the committee’s performance. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the audit committee charter is available in the “Corporate Governance” section of our website at http://investor-relations.calix.com.
Compensation Committee
Currently the members of Calix's compensation committee are Messrs. Flynn, Bowick and Listwin, each of whom is a non-employee member of the Board. Mr. Flynn is the compensation committee chairman. The Board has determined that each director serving on the compensation committee is independent within the meaning of the NYSE listing standards.
Calix’s compensation committee reviews and recommends policies relating to compensation and benefits of Calix officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under Calix stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with Calix’s certificate of incorporation and bylaws, Section 162(m) of the Internal Revenue Code of 1986 (to the extent applicable), NYSE rules and other applicable law. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the compensation committee charter is available in the “Corporate Governance” section of our website at http://investor-relations.calix.com.
Nominating and Corporate Governance Committee
Calix’s nominating and corporate governance committee currently consists of Messrs. Listwin, Peters and Flynn, each of whom is a non-employee member of the Board. Mr. Listwin is the chairman of the nominating and corporate governance committee. The Board has determined that each of the directors serving on the nominating and corporate governance committee is independent within the meaning of the NYSE listing standards.
The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing Calix’s corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the nominating and corporate governance committee charter is available in the “Corporate Governance” section of our website at http://investor-relations.calix.com.
Calix’s nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. Calix does not have a formal diversity policy, but does consider diversity to be a relevant consideration in the process of evaluating and identifying director candidates. To that end, in evaluating the suitability of individual candidates (both new candidates and current board members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: diversity of personal background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly-held company; experience in Calix’s industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of Calix’s operations; diversity of business or career experience relevant to the success of Calix; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Calix has from time to time engaged a third party executive search agency to identify, evaluate and assist in identifying potential nominees, and may engage such agencies in the future.
The policy of the nominating and corporate governance committee is to consider properly submitted director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to Calix, which must be received at Calix’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election under Section 14(a) of the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of Calix’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1035 N. McDowell Boulevard, Petaluma California 94954. The presiding officer at the applicable annual meeting may, if the facts warrant, determine that a nomination was not properly made in accordance with the foregoing, in which case the defective nomination may be disregarded.
Each of our nominees for director was elected to the Board at our 2012 Annual Meeting of Stockholders, except for Mr. Bowick and Mr. Peters, who were appointed to the Board in 2014 to fill vacancies. Mr. Bowick and Mr. Peters were recommended to the Board by the nominating and corporate governance committee, after extensive searches using an executive search agency.
Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance
Our Board met eleven times during fiscal year 2014. The audit committee of the Board met nine times, the compensation committee of the Board met five times and the nominating and corporate governance committee of the Board met five times during fiscal year 2014. During 2014, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served.
We encourage our directors to attend our annual meetings of stockholders. All of our directors attended the company’s 2014 annual meeting of stockholders on May 21, 2014.
Compensation Committee Interlocks and Insider Participation
Each of Messrs. DeNuccio, Flynn and Listwin served on Calix’s compensation committee for the entirety of 2014. Mr. Bowick replaced Mr. DeNuccio as a member of the compensation committee on January 27, 2015. None of the members of Calix’s compensation committee is or was at any time during 2014 an officer or employee of Calix, was formerly an officer of Calix, or has engaged in certain related transactions with Calix, as required to be disclosed by SEC regulations. None of Calix’s executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Calix’s Board or compensation committee.
Risk Assessment and Compensation Practices
Calix’s management assessed, with input from outside consultants, and discussed with the compensation committee Calix’s compensation policies and practices for its employees as they relate to risk management. Based upon this assessment, Calix believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Calix in the future.
Calix’s employees’ base salaries are fixed in amount and thus Calix does not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, Calix believes that its internal controls help mitigate this risk and Calix’s performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. Calix also believes that its performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus employees on specific short-term goals important to the company’s success, and do not encourage unnecessary or excessive risk taking.
A significant proportion of the compensation provided to Calix employees, is in the form of long-term equity-based incentives that are important to help further align Calix’s employees’ interests with those of its stockholders. Calix does not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to Calix’s stock price.
The statements regarding the risks arising from Calix’s compensation policies and practices contain forward-looking statements that involve substantial risks and uncertainties. Calix has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that Calix believes may affect its financial condition, results of operations, business strategy and financial needs.

Communications with the Board
All interested parties may communicate with the Board or any specified individual directors. Such correspondence should be sent to the attention of Calix's Corporate Secretary, at 1035 N. McDowell Boulevard, Petaluma, California 94954. Calix's Corporate Secretary will forward the communication to the Board members.
DIRECTOR COMPENSATION
Cash Compensation
Members of the Board who are employees of the Company do not receive any additional compensation for their services as directors. Under Calix's Non-Employee Director Cash Compensation Policy, directors who were not employed by the Company or one of its affiliates received the following cash retainers for their service on the Board (including service on committees of the Board) during 2014:

Amount
Base Retainer	$40,000
Board and Committee Chair Service Premiums (in addition to Base Retainer)
Board Chair	40,000
Audit Committee Chair	35,000
Compensation Committee Chair	20,000
Nominating & Corporate Governance Committee Chair	10,000
Non-Chair Committee Service Premiums (in addition to Base Retainer)
Audit Committee	10,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Equity Compensation
Under the Company's Non-Employee Director Equity Compensation Policy, as last amended in April 2014, non-employee directors will automatically be granted RSUs valued at $200,000 (based on the per share closing price of the Company's common stock on the date such director commences service) upon their election or appointment to the Board. The initial grants vest as to one-third of the RSUs on each anniversary of the date of grant, subject to continued service to the Company through each applicable vesting date, such that 100% of the RSUs will be vested on the third anniversary of the date of grant.
Each director who is a non-employee director immediately following each annual meeting of stockholders (provided that such director has served as a director for at least six months prior to such date) will also automatically be granted RSUs valued at $120,000 (based on the per share closing price of the Company's common stock on the date of such annual meeting of stockholders). The annual grants vest as to 100% of the RSUs on the day immediately prior to the date of the next annual meeting of stockholders following the date of grant, subject to continued service to the Company through the applicable vesting date.
Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board are not eligible for initial grants of RSUs but are eligible, after termination of employment with the Company, for annual grants of RSUs.
All options, RSUs and other equity awards held by a non-employee director, regardless of when granted, automatically accelerate in the event of a change in control of the Company.
Other Arrangements
We reimburse non-employee directors for travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Compensation Table
The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Don Listwin	$96,145	$119,997	$216,142
Michael Everett	80,000	119,997	199,997
Michael Flynn	65,000	119,997	184,997
Adam Grosser	40,000	119,997	159,997
Thomas Pardun	50,000	119,997	169,997
Michael Matthews	50,000	119,997	169,997
Kevin DeNuccio	47,500	119,997	167,497
Christopher Bowick	19,560	199,993	219,553
Kevin Peters	7,579	200,000	207,579

(1)
Amounts reflect the grant date fair value of RSUs granted in 2014 calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuations of the performance shares, see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The Company values RSUs at the closing market price of the Company’s common stock on the date of grant.

As of December 31, 2014, outstanding options and restricted stock units held by our non-employee directors were as follows:

Name	Stock Options Outstanding (#)		Restricted Stock Units That Have Not Vested (#)
Don Listwin	7,500		14,778
Michael Everett	10,000		14,778
Michael Flynn	12,500		14,778
Adam Grosser	16,250		14,778
Thomas Pardun	14,488	*	14,778
Michael Matthews	12,500		14,778
Kevin DeNuccio	—		24,971
Christopher Bowick	—		24,183
Kevin Peters	—		22,805

* Includes 2,738 options assumed in connection with our acquisition of Occam Networks on February 22, 2011.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Our compensation and benefits programs reflect our philosophy of paying all of our employees, including our named executive officers (“NEOs”), in ways that support two primary objectives:

•	Attract, reward and retain exceptional talent in the markets in which we operate; and

•	Identify and reward outstanding performance that reflects Calix values and aligns with shareholder value creation.
To help us achieve these objectives, a significant portion of our NEO's compensation is at risk with significant upside potential for strong performance, as well as downside exposure for underperformance. NEOs with greater responsibilities and the ability to directly impact our company's goals and long-term results bear a greater proportion of the risk if these goals and results are not achieved.
The following discussion describes and analyzes our compensation objectives and policies, as well as the material components of our compensation program for our NEOs during 2014. Our NEOs for 2014 were:

•	Carl Russo, President and Chief Executive Officer;

•	William Atkins, Executive Vice President and Chief Financial Officer;

•	Michel Langlois, Senior Vice President, Systems Products

•	Mehdi Bradaran, Senior Vice President, Product Operations

•	John Colvin, Senior Vice President, North American Sales.
Compensation Philosophy and Process
We strive to find the best talent, resources and infrastructure to better serve our customers and expand our product portfolio. Our goal is to attract and retain highly qualified executives to manage and oversee each of our business functions. We seek out individuals who we believe will be able to contribute to our business and our vision of future success, our culture and our values, and who will promote the long-term interests and growth of our company. Our compensation philosophy is intended to promote a team-oriented approach to performance as each NEO's annual incentive compensation is based on achievement against the same performance objectives as other managers within Calix. In 2014, all employees were provided with the same health, welfare and retirement benefits as the executives.
Our compensation programs aim to achieve the following:

•	foster a goal-oriented, highly talented management team with a clear understanding of business objectives and shared corporate values;

•	allocate our resources effectively in the development of market-leading technology and products;

•	control costs in each facet of our business to maximize our efficiency;

•	ensure that the elements of compensation provided to our employees and executives are balanced, individually and in combination, and do not encourage excessive risk-taking;

•	reflect the competitive environment of our industry and our changing business needs;

•	enable us to attract, retain and drive a world-class leadership team; and

•	maintain pay parity and fair compensation practices across our organization.
In furtherance of these goals, our compensation programs are designed to:

•	be market competitive by targeting compensation at approximately the 50th percentile of our peer group;

•	emphasize pay for performance;

•	share risks and rewards with our stockholders;

•	align the interests of our employees and executives with those of our stockholders; and

•	reflect our values.
Our compensation program in 2014 consisted of the following five components:

•	base salary;

•	potential cash bonuses;

•	sales commissions (for sales employees only);

•	equity-based incentives; and

•	health, welfare and retirement benefits.
In order to be competitively positioned to attract and retain key executives, we target total compensation at the 50th percentile of our peer group. Individual performance is also taken into account in setting base salaries, annual equity awards and annual incentive compensation.
Stockholder Advisory Vote on Executive Compensation
We hold an advisory, non-binding stockholder vote on executive compensation every year. At our 2014 Annual Meeting of Stockholders, a substantial majority of our stockholders (over 98.8% of the shares represented in person or by proxy at the meeting and entitled to vote) voted to approve the compensation of our NEOs. After reviewing those non-binding voting results (noting the strong level of our stockholders' support for our NEO's compensation) and after reviewing our compensation programs with its independent compensation consultants from Radford Consulting (“Radford”) and management, the Compensation Committee determined not to implement any additional changes to our executive compensation programs in 2014. The Compensation Committee regularly reviews executive compensation programs, in conjunction with Radford, and makes appropriate changes, including changes in 2014 to the form of equity incentives made available in the long-term incentive plan, as discussed in the Equity-Based Incentives section below. The compensation for each of the Company's NEOs for fiscal year 2014 reflects the Company's financial and operating performance. The Compensation Committee intends to continue to take into consideration the outcome of our stockholders' future advisory “say on pay” votes when making future compensation decisions for the NEOs.

Role of Our Compensation Committee
Our Compensation Committee approves and interprets our executive compensation and benefit plans and policies. The Compensation Committee is appointed by the Board and consists entirely of directors who are outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of Rule 16b-3 of the Exchange Act. In 2014, our Compensation Committee determined the compensation for all of our NEOs. Our Chief Executive Officer evaluates each other NEO's individual performance and contributions to our Company at the end of each fiscal year and reports his recommendations regarding each element of the other NEOs' compensation to the Compensation Committee. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation and he recuses himself from meetings when his compensation is being discussed.
Competitive Market Review
The market for experienced management is highly competitive in our industry. We strive to attract and retain highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by both large and established broadband communications equipment companies in our geographic area and by other competitive companies in development or early stage phases. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. We also compete for key talent on the basis of: our vision of future success; our culture and values; the cohesiveness and productivity of our teams; and the excellence of our technical and management staff. The competition for technical and non-technical skills is aggressive across the sector and we expect it to remain high for the foreseeable future. Our Compensation Committee targets our NEO's total compensation at the 50th percentile of our peer group of companies.
Our Compensation Committee determines compensation for our NEOs, in large part based upon our financial resources, as well as competitive market data. In setting both cash and equity compensation for 2014, our Compensation Committee conducted a review of our NEO's compensation, as well as the mix of elements used to compensate our NEOs, and compared that information with data provided by Radford, as discussed below.
Our 2014 peer group criteria consists of competitor companies within the telecommunications industry with revenues between $200 million and $1 billion and market capitalizations of 1/3 to 3 times our market capitalization. Our 2014 peer group was set by the Compensation Committee based on recommendations made by management. Brocade, Ciena, and Tellabs are all above $1 billion in revenue, but they still fall within the market cap range so they were left in the peer group. Our 2014 peer group consisted of the following companies:

• ADTRAN, Inc.;	• Ixia;
• Aruba Networks;	• NetScout Systems, Inc.;
• Brocade Communications Systems, Inc.;	• Oplink Communications, Inc.;
• Ciena Corporation;	• QLogic Corporation;
• Digi International Inc.;	• Riverbed Technology, Inc.;
• Emulex Corporation;	• ShoreTel, Inc.;
• Extreme Networks;	• Sonus Networks, Inc.;
• Harmonic Inc.;	• Symmetricom, Inc.;
• Infinera Corporation;	• Tellabs, Inc.;
• InterDigital, Inc.;
Calix's revenues were between the 40th and 50th percentiles of our 2014 peer group, while market cap was below the 25th percentile. Total target direct compensation for the NEOs was at the 50th percentile of our 2014 peer group, when looking at the group in the aggregate. We determine our approximate position relative to the appropriate market benchmark by comparing our practices and levels: by target annual cash compensation, which includes base salary, target annual incentive opportunity; and by total direct compensation, which includes target cash compensation and equity compensation.
During 2014, the Compensation Committee continued to engage Radford as its independent executive compensation consultant. Radford was hired directly by our Compensation Committee and works with management only at our Compensation Committee's direction to interpret results, make recommendations and assist in setting compensation levels for our executive officers. After review and consultation with Radford, the Compensation Committee determined that Radford is independent and that there is no conflict of interest resulting from retaining Radford currently or during 2014.
Weighting of Elements in our Compensation Program
The use and weight of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each element in meeting our overall corporate objectives for each year. We put a significant amount of each NEO's total potential compensation, including compensation derived from the vesting of outstanding restricted stock units, “at risk” based on the performance of our company.

Chief Executive Officer Compensation
In January of 2012, the Compensation Committee determined to adjust Mr. Russo's cash compensation to reflect market practices, our internal compensation practices for other NEOs and to be competitive relative to our peer group companies. In 2012, Mr. Russo's base salary was increased to $500,000 per year and he was given a performance bonus target equal to 100% of his annual base salary. In 2014, Mr. Russo’s base salary and performance bonus target were the same as 2012. Mr. Russo’s 2014 compensation levels fall at the 50th percentile of our peer group of companies. Mr. Russo was not granted any equity awards during 2012. In 2013, he was granted 200,000 stock options and 100,000 performance shares to align with market practice. In 2014, he was granted 120,000 stock options and 68,000 performance shares to align with market practice.
Base Salary
Base salary reflects the experience, skills, knowledge and responsibilities of each NEO, as well as competitive market conditions. Our Compensation Committee, in consultation with Radford, has determined that base salaries should be targeted at the 50th percentile of our peer group of companies.
The table below sets forth the 2014 base salary set for each NEO by our Compensation Committee.

Name of Executive Officer	2014 Base Salary	Percentile Position as compared to the 2014 Peer Group
Carl Russo	$500,000	At the 50th percentile
William Atkins	253,846	At the 25th percentile
Michel Langlois	115,385	Between 25th and 50th percentiles
Mehdi Bradaran	256,231	At the 25th percentile
John Colvin	273,842	At the 75th percentile

Mr. Atkins and Mr. Langlois joined the Company in 2014 at which time they were offered cash compensation and long term equity commensurate with their positions. Mr. Atkins' full-year base salary is at the 25th percentile and Mr. Langlois' full-year base salary is between 25th to 50th percentiles as compared to the 2014 peer group for their respective positions. As newly hired executives, Mr. Atkins and Mr. Langlois currently fall below the market 50th percentile; however, we would expect these executives to more closely align with the Company’s compensation philosophy as they become fully functional in their roles. Annual compensation mix for EVP/SVP levels is slightly more oriented towards cash compensation relative to market. Mr. Colvin was promoted to the SVP, North America Sales role in September 2011 with no salary increase awarded. Mr. Colvin received a market adjustment in January 2012. For 2013 and 2014, Mr. Colvin’s salary has increased minimally to align towards the 50th percentile. Mr. Bradaran’s salary remained at the 25th percentile in light of his mid-year promotion into a new, expanded role.
The base salaries of our NEOs are reviewed on an annual basis and our Compensation Committee intends to make adjustments to reflect performance-based factors as well as competitive conditions.
Cash Bonuses
During 2014, we maintained a management bonus plan in which our NEOs and other senior executives participated. The management bonus plan provides for a bonus pool to be funded based upon the achievement of both revenue and pro-forma net profit goals on a quarterly basis. Both goals must be met or exceeded in order for the management bonus plan to fund, although the Compensation Committee retains absolute discretion over whether or not the plan is funded quarter over quarter. Pro forma net profit, for the purposes of the management bonus plan, is calculated as net income on a GAAP basis less non-cash stock-based compensation, amortization of acquisition-related intangible assets, and non-recurring acquisition-related costs.
These performance metrics were selected because the Compensation Committee believes that revenue-oriented targets continue to be a key measure of superior operational performance at this stage of our development. The net profit component mitigates risks of revenue generation activities at the expense of achieving budgeted profitability.
At the beginning of each quarter for 2014, our Compensation Committee established a target for each of the corporate goals for the quarter. In general, in order for the bonus pool to be funded, both the revenue and pro-forma net profit targets need to be achieved for that particular quarter. For example, in fiscal 2014, if the targets were met, the plan funded at 1.25% of revenue for the 1st and 2nd quarters, at 1.50% of revenue for the 3rd quarter and at 2.00% of revenue for the 4th quarter, and funds were to be distributed amongst the eligible employees, management team, NEOs, and other senior level executives. However, our Compensation Committee retained discretion to increase bonuses in the event of exceptional performance, or to allow partial funding under exceptional circumstances. The table below (in thousands) sets forth the targets for each of the corporate performance goals, and also our achievement of the goals for each quarter of 2014.

Fiscal Quarter	Target		Achievement		Bonus Funding as a Percent of Annual Bonus Target
	Revenue	Pro-Forma Net Profit	Revenue	Pro-Forma Net Profit
Q1 2014	$78,000	$(6,066)	$85,820	$(1,485)	12.50%
Q2 2014	94,000	(100)	98,005	5,093	13.70%
Q3 2014	105,200	4,742	105,769	4,606	17.70%
Q4 2014	110,514	6,824	111,633	6,528	12.63%
Total	$387,714	$5,400	$401,227	$14,742	56.53%
In connection with the management bonus plan, our Compensation Committee establishes target bonus opportunities for each of our NEOs. After its review of target bonus levels at our peer group of companies, our Compensation Committee established our NEO's 2014 target bonus opportunities at the 50th percentile levels set forth in the table below.

Named Executive Officer	Target Bonus Opportunity as a Percentage of Base Salary
Carl Russo	100%
William Atkins (1)	50%
Michel Langlois (2)	40%
Mehdi Bradaran (3)	40%
John Colvin	31%

(1)	Mr. Atkins joined our company in February 2014 and participated in our management bonus plan only beginning the second quarter.

(2)	Mr. Langlois joined our company in July 2014 and participated in our management bonus plan only in the fourth quarter.

(3)	Mr. Bradaran was promoted to senior vice president in August 2014. Prior to his promotion, his target bonus opportunity was 30% of his annual base salary.
Even though our Compensation Committee has established target bonus opportunities for each of the NEOs, once our corporate performance goals are achieved and the bonus pool is funded, our Compensation Committee has discretion to adjust the bonus paid to each individual up or down based upon its assessment of individual performance. Mr. Russo provides input to the Compensation Committee in connection with the determination of individual performance for NEOs other than himself. The table below sets forth the bonus paid to each NEO.

Named Executive Officer	Annual Target Bonus Opportunity ($)	Target Bonus Achievement as a Percent of Target Bonus Opportunity	Bonus Amount ($)
Carl Russo	$500,000	57.61%	$288,033
William Atkins (1)	112,500	59.59%	67,038
Michel Langlois (2)	30,000	50.65%	15,195
Mehdi Bradaran (3)	84,884	56.53%	47,984
John Colvin	85,000	57.61%	48,966

(1)	Mr. Atkins was hired in February 2014 and participated in our management bonus plan only beginning the second quarter.

(2)	Mr. Langlois was hired in July 2014 and participated in our management bonus plan only in the fourth quarter.

(3)
Mr. Bradaran was promoted to senior vice president in August 2014. Prior to his promotion, his target bonus opportunity was 30% of his annual base salary. Amount reported as annual target bonus opportunity is based on a 30% target bonus for the first through third quarter and a 40% target bonus for the fourth quarter.

Each NEO participates in a similar management bonus program for 2015.
In addition to cash bonuses arising from participation in the above management bonus program in 2014, Mr. Atkins and Mr. Langlois also received a one-time lump sum sign-on bonus of $20,000 and $50,000, respectively. These sign-on bonuses were negotiated on an arms-lengths basis at the time each NEO commenced employment with us.
Sales Commissions
In addition to the management bonus plans discussed above, Mr. Colvin, as Senior Vice President, North American Sales, is entitled to participate in our Global Incentive Compensation Plan. Payouts under the Global Incentive Compensation Plan include sales commissions. Target sales commission for Mr. Colvin is 53% of his base salary. This is consistent with the standard practice in the market and, when aggregated with the bonus opportunity described above, aligns his total cash compensation opportunity with the 75th percentile at our peer group of companies for similar executives.
Sales commissions are paid monthly based upon shipments. Mr. Colvin is responsible for North American sales and had quotas to drive company performance, and targets were difficult to achieve. Mr. Colvin was paid $118,940 based on achieving 82.0% of his target sales.
Mr. Colvin participates in a similar Global Incentive Compensation Plan for 2015.
Equity-Based Incentives
We believe that strong long-term corporate performance is achieved with a corporate culture that encourages long-term performance by our NEOs through the use of stock-based awards. Our equity incentive plans have been established to provide our NEOs with stock-based incentives to align their interests with the interests of our stockholders.
Our equity incentive plans have enabled our NEOs to acquire equity or equity-linked interests in the Company. The Board grants equity awards to key executives (including our NEOs) so that they have the opportunity to participate in the long-term appreciation of our stock value, while reducing or eliminating the economic benefit of such awards in the event we do not perform well. Additionally, our equity awards provide an important retention tool for our NEOs, as they are typically subject to vesting over an extended period of time.
Historically, we have provided annual grants of stock options to our NEOs under our 2010 Equity Incentive Award Plan. Most key employees, including our NEOs, receive a new hire option grant that vests over a four-year period, with 25% vesting after the first twelve months of service and the remainder vesting ratably each month thereafter over the next three years, subject to continued service through each vesting date. Subsequent stock option grants may be granted at the discretion of the Compensation Committee, in recognition of a promotion or extraordinary performance, or simply as refresh grants to continue to incentivize future performance, and vest ratably each month over a four year period subject to continued service through each vesting date. All options are granted with an exercise price equal to the closing price of our common stock on the date of grant.
The size and terms of the initial option grant made to each new NEO upon joining our company is primarily based on competitive conditions applicable to the NEO’s specific position and the value of unvested equity the executive is leaving at his or her prior company. In addition, we consider the number of shares of our common stock underlying options granted to other executives in comparable positions within our company.
For other option grants and RSU grants made to our NEOs during 2014, our Compensation Committee receive inputs from our Chief Executive Officer, except with respect to himself. We use a number of methodologies to make external comparisons to aggregate data from companies that participated in the third-party surveys provided by Radford and reviewed by our Compensation Committee when we set the number of shares of our common stock underlying options and RSUs to be granted to each NEO. We expect that equity awards we grant to our NEOs will be based upon sustained performance over time, our executive officers' ability to impact results that drive stockholder value, and in light of our goal to target overall compensation at the 50th percentile. Equity forms a key part of the overall compensation for each NEO and will be considered each year as part of the annual performance review process and incentive payout calculation.
We also maintain a long-term incentive program under our 2010 Equity Incentive Award Plan and changed the form of equity incentives typically granted to our key executives (including our NEOs) from stock options and/or restricted stock units to stock options and performance shares in order to retain key executives, facilitate executive stock ownership, and align executives with shareholder interests through the relative performance of our stock (relative total shareholder return, or “TSR”) against our financial peer group. The 2014 financial peer group is different than the peer group for determining NEO compensation since the financial peer group may consist of companies larger than our revenue size, but appropriate for total shareholder return comparisons. The table below lists the 2014 financial peer group.

Company	Ticker	Company	Ticker
ADTRAN Inc.	APKT	Juniper Networks, Inc.	JNPR
Alcatel-Lucent	ALU	Riverbed Technology, Inc.	RVBD
ARRIS Group, Inc.	ARRS	Sonus Networks, Inc.	SONS
Ciena Corporation;	CIEN	Zhone Technologies, Inc.	ZHNE
Cisco Systems, Inc.	CSCO	ZTE Corp.	0763.HK
Ericsson	ERIC
Our Compensation Committee also reviews the equity burn rate annually to ensure it is aligned with peer/industry practices. The executive long-term incentive compensation provided in 2014 was at-risk, as it was provided in stock options where executives only realize value if Calix's stock price appreciates and in performance shares tied to Calix's stock price performance against other industry companies.
In January 2014, we granted stock options to Messrs. Russo, Bradaran and Colvin, which vest on a monthly basis over a four-year period following the grant date, subject to the executive's continued service through each applicable vesting date. The size of each grant was determined by the Compensation Committee in consultation with Radford and were designed to be approximately two-thirds the size of equity grant provided by our peer group companies for similarly situated executives.
In March 2014 and July 2014, we granted stock options to Mr. Atkins and Mr. Langlois, respectively, in connection with each executive’s commencement of employment with us. The options vest with respect to 25% of the shares subject thereto on the first anniversary of the date the executive commenced employment with us and with respect to 1/48th of the shares subject thereto on each monthly anniversary thereafter. The size of each grant was determined based on input from Radford and as the result of arms-length negotiations in connection with each executive’s commencement of employment.
In July 2014, the Compensation Committee granted Mr. Bradaran an option and a grant of RSUs in connection with his promotion to senior vice president. The size of the grant was determined after consultation with Radford. Each award vests ratably over four years, with the stock options vesting monthly and the RSUs vesting annually.
In July 2014, upon recommendation of our CEO, the Compensation Committee granted Mr. Colvin an option and a grant of RSUs in recognition of Mr. Colvin’s superior performance in executing the company’s strategy during 2014. The size of the grant was determined after consultation with Radford. Each award vests ratably over four years, with the stock options vesting monthly and the RSUs vesting annually.
Messrs. Russo, Bradaran and Colvin also received two separate grants of performance shares in 2014. The first award of performance shares vests based on the relative performance of our common stock over a two-year performance period beginning January 1, 2014 and ending December 31, 2015. The second award of performance shares vests based on the relative performance of our common stock over a three-year performance period beginning January 1, 2014 and continuing through December 31, 2016. Any earned performance shares will vest at the end of the applicable performance period, subject to the executive's continued service through the vesting date. The size of the award was determined in consultation with Radford and was targeted at the values provided by our peer group companies for similarly situated executives.
We expect that the annual performance shares will drive our NEOs to sustain maximum stock price performance against our financial peer group. None of the performance shares granted in 2014 will vest if Calix's TSR is below the 30th percentile of our financial peer group for two-year and three-year vesting periods. In addition, the performance shares may vest at up to 200% of the target shares if Calix's TSR is above the 90th percentile of our financial peer group. Where Calix's TSR is negative, the maximum payout of performance shares will be limited to 100% of target, even if Calix's TSR is above that of our financial peer group.
In December 2014, we also granted 100,000 shares of performance-based options to each of our NEOs, except for our CEO, and a small number of other key executives, which vest over a four-year period with a one-year cliff and monthly thereafter. Vesting of this performance-based option is contingent upon the executive's continued service through the applicable vesting date and the attainment of certain Company financial goals. The Company has elected not to disclose the specifics around the financial goals due to the sensitivity of the information for competitive reasons. This performance-based option was granted as a replacement of the 2015 annual refresh of equity awards for executives. As such, no executive equity awards were granted to NEOs in the normal 2015 cycle. The size of these grants were determined to provide an appropriate level of performance incentive and executive-retention impact over the four-year time period, consistent with other plans seen in our peer group companies. The vesting rules of the grants are consistent with our compensation philosophy of promoting a team-oriented approach that rewards achievement of the same performance objectives, while also aligning the interests of our NEOs with those of their fellow stockholders.
Termination-Based and Change in Control-Based Compensation
Our Compensation Committee provides change in control-based compensation in order to provide security to our NEOs in the event of a change in control of our company and to encourage continued retention through any change in control. Our Compensation Committee previously adopted the Calix, Inc. Executive Change in Control and Severance Plan or CICSP, which provides standardized change in control and severance benefits to our NEOs. Under the CICSP, in the event an eligible NEO's employment with us is terminated by us without cause or by the NEO for good cause, he or she is eligible to receive (i) cash severance payments of twelve months' base salary and target bonus (in the case of Mr. Russo), and six months' base salary and target bonus (in the case of Messrs. Atkins, Langlois, Bradaran and Colvin), to be paid in a cash lump sum, and (ii) the continuation of health benefits, paid by the company, for twelve months (in the case of Mr. Russo) or six months (in the case of Messrs. Atkins, Langlois, Bradaran and Colvin) following termination. In addition, upon such a termination, any equity awards held by our NEOs would be accelerated with respect to that number of shares that otherwise would have vested had the NEO's employment continued for such twelve month (in the case of Mr. Russo) or six month (in the case of Messrs. Atkins, Langlois, Bradaran and Colvin) period, provided, that if the applicable termination or resignation takes place within 60 days prior to or twelve months after a change in control, the vesting of all equity awards held by the NEO would be fully accelerated. The CICSP also provides for the payment of a pro-rated annual cash bonus for the year of termination to be paid at the same time as bonuses are paid to other executives, subject to the achievement of applicable performance goals. Our NEOs must execute, and not revoke during any applicable revocation period, a general release of claims against us in order to be eligible for any severance benefits.
Benefits
We provide the following benefits to all US-based employees, including our NEOs:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short- and long-term disability;

•	401(k) plan;

•	pension plan for employees in the United Kingdom and certain other countries outside of the US, including Mr. Lockhart; and

•	health club membership reimbursement

Perquisites
Our NEOs were not eligible for any further perquisites in 2014.
Tax and Accounting Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated NEOs (excluding our Chief Financial Officer) employed at the end of the year. While the Board and our Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee will not limit amounts paid to those that qualify for tax deductibility.
Section 280G of the Internal Revenue Code of 1986
Section 280G of the Code disallows a tax deduction for “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Our NEOs are not eligible to receive any tax gross-up payments in the event any payments made or that may be made to them become subject to this excise tax. The Compensation Committee will take into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible under Section 280G.
Section 409A of the Internal Revenue Code of 1986
Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes a 20% tax and an interest penalty on the recipient of deferred compensation that is subject to but does not comply with Section 409A. As a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. The Compensation Committee will take into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and will strive to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other stock-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table for 2014, 2013 and 2012
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($) (3)	All Other Compen- sation ($) (4)	Total ($)

Carl Russo	2014	500,000	—	543,774	516,648	288,033	1,250	1,849,705
President and Chief Executive Officer	2013	500,000	—	1,124,333	962,040	175,427	—	2,761,800
	2012	500,000	—	—	—	—	—	500,000
William Atkins	2014	253,846	20,000	—	1,877,260	67,038	140,078	2,358,222
Executive Vice President and Chief Financial Officer

Michel Langlois	2014	115,385	50,000	—	1,556,075	15,195	2,227	1,738,882
Senior Vice President, Systems Products

Mehdi Bradaran	2014	256,231	—	148,274	656,079	47,984	6,239	1,114,807
Senior Vice President, Product Operations

John Colvin	2014	273,842	—	65,274	586,803	167,906	4,104	1,097,929
Senior Vice President, North American Sales	2013	270,000	—	172,333	128,986	144,278	—	715,597
	2012	270,000	—	156,067	114,172	115,854	—	656,093

(1)
Amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. The Company values the RSUs at the closing market price of the Company’s common stock on the date of grant. For a discussion of the assumptions used in the valuations of the performance shares, see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Values of the performance shares were calculated assuming 100% performance and are not adjusted for subsequent changes in the Company's stock performance or the level of ultimate vesting as our performance shares are market condition based only. The maximum value of the performance shares was $1,087,547 for Mr. Russo, $127,947 for Mr. Bradaran and $79,967 for Mr. Colvin assuming an achievement level of 200%.

(2)
Amounts reported represent the aggregate grant date fair value for stock options, calculated in accordance with ASC Topic 718 and exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuations of the stock options, see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
Amounts reported for 2014 represent bonus earned under the management bonus plan that is based on company performance of meeting or exceeding revenue and pro-forma net profit goals on a quarterly basis, and tied to each NEO’s performance. Amounts for Mr. Colvin also include $118,940 of sales commissions earned during 2014 under our Global Incentive Compensation Plan.

(4)	Amounts reported mainly represent contributions the Company made pursuant to our 401(k) Plan, except for Mr. Atkins, for whom amounts include relocation-related costs of $134,196.

Grants of Plan-Based Awards in 2014
The following table lists grants of plan-based awards to our NEOs in 2014 and their related fair value.

			Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (10)	Grant Date Fair Value of Option and Stock Awards ($) (11)
Name	Grant Date		Target ($)		Thre- shold (#)	Target (#)	Maxi- mum (#)
Carl Russo			500,000	(1)
	1/28/2014	(4)							120,000	4.31	516,648
	1/28/2014	(5)			22,667	45,333	90,666			—	345,437
	1/28/2014	(6)			11,334	22,667	45,334			—	198,336
William Atkins			112,500	(1)
	12/19/2014	(8)				100,000				5.18	517,750
	3/25/2014	(9)							300,000	4.53	1,359,510
Michel Langlois			30,000	(1)
	12/19/2014	(8)				100,000				5.18	517,750
	7/28/2014	(9)							250,000	4.15	1,038,325
Mehdi Bradaran			84,884	(1)
	12/19/2014	(8)				100,000				5.18	517,750
	7/22/2014	(4)							20,000	4.33	86,664
	7/22/2014	(7)						10,000		—	84,300
	1/28/2014	(4)							12,000	4.31	51,665
	1/28/2014	(5)			2,667	5,333	10,666			—	40,637
	1/28/2014	(6)			1,334	2,667	5,334			—	23,336
John Colvin			85,000	(1)
			145,000	(2)
	12/19/2014	(8)				100,000				5.18	517,750
	7/22/2014	(4)							6,000	4.33	25,999
	7/22/2014	(7)						3,000		—	25,290
	1/28/2014	(4)							10,000	4.31	43,054
	1/28/2014	(5)			1,667	3,333	6,666			—	25,397
	1/28/2014	(6)			834	1,667	3,334			—	14,586

(1)
These amounts represent possible bonus payable if business performance goals are achieved and individual performance is at target level under our 2014 Management Bonus Program, which does not provide for threshold or maximum levels.

(2)	These amounts represent possible sales commissions under our Global Incentive Compensation Plan that does not provide for threshold or maximum levels.

(3)
Reflects number of performance shares and performance-based options granted, as described in “Compensation Discussion and Analysis: Equity-Based Incentives.” See footnotes (5), (6) and (8) to this table for a further description of certain terms relating to these awards.

(4)
Amounts in these rows are related to stock options granted in 2014, which vest on a monthly basis over a four-year period following the grant date, subject to the executive's continued service through the applicable vesting date.

(5)
Amounts in these rows are related to 2014 grants of performance shares with a two-year performance period that is from January 1, 2014 to December 31, 2015. Such performance shares vest at the end of its performance period based on the relative performance of our common stock during the performance period, subject to the executive's continued service through the applicable vesting date. The number of shares reported in the threshold column correspond to a relative TSR placing us in the 30th percentile of our financial peer group and the number of shares reported in the maximum column correspond to a relative TSR placing us in the 90th percentile or higher of our financial peer group. See “Compensation Discussion and Analysis: Equity-Based Incentives” for additional details on these performance shares.

(6)
Amounts in these rows are related to 2014 grants of performance shares with a three-year performance period that is from January 1, 2014 to December 31, 2016. Such performance shares vest at the end of their performance period based on the performance of our common stock during the performance period, subject to the executive's continued service through the applicable vesting date. The number of shares reported in the threshold column correspond to a relative TSR placing us in the 30th percentile of our financial peer group and the number of shares reported in the maximum column correspond to a relative TSR placing us in the 90th percentile or higher of our financial peer group. See “Compensation Discussion and Analysis: Equity-Based Incentives” for additional details on these performance shares.

(7)
Amounts in this row are related to restricted stock units granted in 2014, which vest 25% per year for four years beginning July 22, 2015, subject to the executive's continued service through the applicable vesting date.

(8)
Amounts in this rows are related to performance-based option granted on December 19, 2014, which vest over a four-year period with a one-year cliff and monthly thereafter. Vesting is contingent upon the executive's continued service through the applicable vesting date and the attainment of certain Company financial goals.

(9)
Amounts in these rows are related to stock options granted in 2014, which vest over a four-year period with a one-year cliff and monthly thereafter, subject to the executive's continued service through the applicable vesting date.

(10)
The amounts represent the grant date fair value per share of option awards, calculated in accordance with ASC Topic 718 for share-based payment transactions. For a discussion of the assumptions used in the valuations of the stock options, see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(11)
Amounts reflect the grant date fair value based on target payouts of respective awards, which was calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to service based vesting conditions. For a discussion of the assumptions used in the valuations of the equity awards, see Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at December 31, 2014
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2014.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested as of December 31, 2013 ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
Carl Russo	1/28/2014	27,500	92,500	(1)			8.18	1/28/2024
	2/21/2013	91,666	108,334	(1)			8.41	2/21/2023
	2/24/2011	95,833	4,167	(1)			19.75	2/24/2021
	1/28/2014											45,334	(5)	454,247
	1/28/2014											90,666	(6)	908,473
	2/21/2013											66,666	(5)	667,993
	2/21/2013											66,667	(6)	668,003
William Atkins	12/19/2014	—			100,000	(2)	10.15	12/19/2024
	3/25/2014	—	300,000	(3)			8.61	3/25/2024
Michel Langlois	12/19/2014	—			100,000	(2)	10.15	12/19/2024
	7/28/2014	—	250,000	(3)			8.08	7/28/2024
Mehdi Bradaran	12/19/2014	—			100,000	(2)	10.15	12/19/2024
	7/22/2014	2,082	17,918	(1)			8.43	7/22/2024
	1/28/2014	2,750	9,250	(1)			8.18	1/28/2024
	7/23/2013	1,770	3,230	(1)			11.98	7/23/2023
	2/21/2013	9,166	10,834	(1)			8.41	2/21/2023
	2/23/2012	17,708	7,292	(1)			10.71	2/23/2022
	1/28/2014											5,334	(5)	53,447
	1/28/2014											10,666	(6)	106,873
	2/21/2013											6,666	(5)	66,793
	2/21/2013											6,667	(6)	66,803
	2/23/2012											2,083	(5)	20,872
	7/22/2014								2,000	(4)	20,040
	7/22/2014								8,000	(4)	80,160
	7/23/2013								3,750	(4)	37,575
	7/19/2011								7,500	(4)	75,150
John Colvin	12/19/2014	—			100,000	(2)	10.15	12/19/2024
	7/22/2014	625	5,375	(1)			8.43	7/22/2024
	1/28/2014	2,291	7,709	(1)			8.18	1/28/2024
	7/23/2013	1,770	3,230	(1)			11.98	7/23/2023
	2/21/2013	9,166	10,834	(1)			8.41	2/21/2023
	2/23/2012	14,166	5,834	(1)			10.71	2/23/2022
	1/28/2014											3,334	(5)	33,407
	1/28/2014											6,666	(6)	66,793
	2/21/2013											6,666	(5)	66,793
	2/21/2013											6,667	(6)	66,803
	2/23/2012											1,666	(5)	16,693
	7/22/2014								3,000	(4)	30,060
	7/23/2013								3,750	(4)	37,575
	7/19/2011								7,500	(4)	75,150

(1)	This option grant vests on a monthly basis over a four-year period from the grant date, subject to the executive's continued service through the applicable vesting date.

(2)
This performance-based option grant vests over a four-year period with a one-year cliff and monthly thereafter. Vesting is contingent upon the executive's continued service through the applicable vesting date and the attainment of certain Company financial goals.

(3)	This option grant vests over a four-year period with a one-year cliff and monthly thereafter, subject to the executive's continued service through the applicable vesting date.

(4)
Represents grants of RSAs in 2011 or RSUs in 2013 or 2014, which vest in equal annual installments over a four-year period, subject to the executive's continued service through the applicable vesting date.

(5)
Represents grants of performance shares with a three-year performance period that is from January 1, 2014 to December 31, 2016 for the 2014 grants, January 1, 2013 to December 31, 2015 for the 2013 grants, or from January 1, 2012 to December 31, 2014 for the 2012 grants. Such performance shares vest following the end of the applicable performance period based on the relative performance of our common stock during the applicable performance period and the executive's continued service through the applicable performance period. Amounts reported for the 2014 and 2013 grants reflect the number of shares that would be issued upon maximum achievement of the underlying performance goals. Amounts reported for the 2012 grants reflect the number of shares that were actually issued on February 17, 2015.

(6)
Represents grants of performance shares with a two-year performance period that is from January 1, 2014 to December 31, 2015 for the 2014 grants or January 1, 2013 to December 31, 2014 for the 2013 grants. Such performance shares vest following the end of the applicable performance period based on the relative performance of our common stock during the applicable performance period and the executive's continued service through the applicable performance period. Amounts reported for the 2014 grants reflect the number of shares that would be issued upon maximum achievement of the underlying performance goals. Amounts reported for the 2013 grants reflect the number of shares that were actually issued on February 17, 2015.

(7)	Amounts calculated using a per share fair market value as of December 31, 2014 of $10.02, which was the closing market price of our common stock on that date.

Option Exercises and Stock Vested in 2014
The following table shows information regarding the vesting of restricted stock units and restricted stock awards for each of the NEOs during the year ended December 31, 2014. None of our NEOs exercised stock options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Carl Russo	—	—
William Atkins	—	—
Michel Langlois	—	—
Mehdi Bradaran	25,416	206,549
John Colvin	22,083	177,618
(1) Based on the closing trading price of the vested shares on the vesting date.

Potential Payments Upon Termination or Change of Control
Each of our NEOs is entitled to severance upon a termination without cause or a resignation for good reason under our CICSP. See the section above entitled “Termination-Based and Change-in-Control-Based Compensation” for more information regarding the benefits provided under our CICSP.
The table below sets forth the estimated payments and benefits that would be provided to each of our NEOs upon a termination of employment without cause or resignation for good reason apart from or in connection with a change in control if our NEO’s employment had terminated on December 31, 2014 or a change in control was consummated on December 31, 2014, as applicable, taking into account the named executive’s compensation as of that date.

	Involuntary Termination for Reasons Other Than Cause, Death or Disability, or Voluntary Termination for Good Reason
Executive Benefits and Payments upon Termination	60 Days Prior to or 12 Months Following a Change in Control ($)	Not in Connection With a Change in Control ($)

Carl Russo
Cash severance - 12 months of base salary	$500,000	$500,000
Cash severance - 12 months of target bonus (1)	500,000	500,000
Value of accelerated vesting of equity awards (2)	1,687,298	696,815
Company-paid health care premiums - 12 months	13,271	13,271
Total	$2,700,569	$1,710,086
William Atkins
Cash severance - 6 months of base salary	$150,000	$150,000
Cash severance - 6 months of target bonus (1)	75,000	75,000
Value of accelerated vesting of equity awards (2)	423,000	141,000
Company-paid health care premiums - 6 months	11,078	11,078
Total	$659,078	$377,078
Michel Langlois
Cash severance - 6 months of base salary	$150,000	$150,000
Cash severance - 6 months of target bonus (1)	60,000	60,000
Value of accelerated vesting of equity awards (2)	485,000	—
Company-paid health care premiums - 6 months	11,059	11,059
Total	$706,059	$221,059
Mehdi Bradaran
Cash severance - 6 months of base salary	$135,000	$135,000
Cash severance - 6 months of target bonus (1)	54,000	54,000
Value of accelerated vesting of equity awards (2)	437,034	10,760
Company-paid health care premiums - 6 months	9,329	9,329
Total	$635,363	$209,089
John Colvin
Cash severance - 6 months of base salary	$137,700	$137,700
Cash severance - 6 months of target bonus (1)	42,500	42,500
Value of accelerated vesting of equity awards (2)	324,907	7,518
Company-paid health care premiums - 6 months	7,174	7,174
Total	$512,281	$194,892
(1) In the event of a “change in control,” target bonus amounts would be pro-rated for the number of days a NEO had been employed during the fiscal year.
(2) Value of accelerated vesting of equity awards amounts were calculated based on a closing market price of $10.02 per share at December 31, 2014.

Limitation of Liability and Indemnification
Calix’s amended and restated certificate of incorporation contains provisions that limit the liability of Calix’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Calix’s directors will not be personally liable to Calix or Calix’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Calix or Calix’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Calix’s amended and restated certificate of incorporation and amended and restated bylaws provide that Calix is required to indemnify Calix’s directors and officers, in each case to the fullest extent permitted by Delaware law. Calix’s amended and restated bylaws also provide that Calix is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Calix to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Calix would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Calix has entered into and expects to continue to enter into agreements to indemnify Calix’s directors, executive officers and other employees as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Calix believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Calix also maintains directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in Calix’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against Calix’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Calix’s directors and officers, even though an action, if successful, might benefit Calix and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Calix pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Calix’s directors, officers and controlling persons under the above provisions, or otherwise, Calix has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of Calix’s directors, officers or employees for which indemnification is sought, and Calix is not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (a)		Weighted- Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	5,796,482	(2)	$11.38	(3)	4,167,253	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	5,796,482		$11.38		4,167,253

(1)
Includes the Company’s 2002 Stock Plan, 2010 Equity Incentive Award Plan, and Employee Stock Purchase Plan. Also includes 157,620 stock options assumed through the Company’s acquisition of Optical Solutions, Inc. in 2006 and Occam Networks in 2011.

(2)
Includes 1,733,777 shares of common stock subject to restricted stock units that will entitle each holder the issuance of one share of common stock for each unit, 361,833 shares of common stock subject to performance restricted stock units, and 3,700,872 shares of common stock subject to stock options.

(3)	The weighted-average exercise price of outstanding options excludes restricted stock units and performance restricted stock units, which do not have an exercise price.

(4)
Includes 1,890,983 shares available for future issuance under the 2010 Employee Stock Purchase Plan. The 2010 Equity Incentive Award Plan contains an “evergreen” provision under which the number of shares of common stock reserved for issuance under the plan will be increased on the first day of each fiscal year through 2020, equal to the least of (A) 666,666 shares, (B) 2% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee of the Board recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Michael Flynn, Chairman
Don Listwin
Christopher Bowick

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee has reviewed and discussed with Calix management and Ernst & Young LLP the audited consolidated financial statements of Calix contained in the Calix Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Calix's Annual Report on Form 10-K for its year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Michael Everett, Chairman
Michael Matthews
Thomas Pardun

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Calix’s Board and Audit Committee have adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions that may be deemed “related person transactions” under the rules of the SEC. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Calix was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by Calix of a related person. For purposes of the policy, a “related person” is a director, officer, or greater than 5% beneficial owner of Calix’s stock and their immediate family members.
Calix recognizes that related person transactions can present potential or actual conflicts of interest or create the appearance of a conflict of interest. Management presents to the audit committee of the Board each proposed related person transaction, including all relevant facts and circumstances, and the audit committee of the Board reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, takes into account the conflicts of interest and corporate opportunity provisions of Calix’s code of business conduct and ethics, and either approves or disapproves the related person transaction. Any related person transaction may be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. No director may participate in approval of a related person transaction for which he or she is a related person. As required under rules issued by the SEC, transactions that are determined to be directly or indirectly material to Calix or a related person are or will be disclosed in Calix’s proxy statements.
During fiscal year 2014, Calix has not participated in any transactions, nor are there any currently proposed transactions in which Calix will participate, where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials, or proxy statement and annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Calix stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954 or (3) contact our Investor Relations department by telephone at (415) 445-3232. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Calix will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
The fiscal year 2014 Annual Report to Stockholders, including our 2014 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal year 2014 Annual Report at http://www.proxyvote.com.
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC. It is available free of charge in the “SEC Filings” section of our website at http://investor-relations.calix.com/ or at the SEC’s website at www.sec.gov. Upon written request by a Calix stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Calix, Inc., 1035 N. McDowell Boulevard, Petaluma, California 94954.

By Order of the Board of Directors

William J. Atkins
Executive Vice President, Chief Financial Officer
April 6, 2015

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CALX15
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received by 11:59 P.M. Eastern Time the day before the meeting date.

CALIX, INC. 1035 N. MCDOWELL BLVD. PETALUMA, CA 94954

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M67651-P48713	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALIX, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

1) Christopher Bowick
2) Michael Flynn
3) Kevin Peters
4) Carl Russo

The Board of Directors recommends you vote FOR the following proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M67652-P48713

CALIX, INC.
Annual Meeting of Stockholders
May 20, 2015 9:00 AM PDT
This proxy is solicited by the Board of Directors

I appoint Carl Russo and William Atkins and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and authorize them to represent and vote, as provided on the other side, all the shares of Calix, Inc. Common Stock which I am entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2015 Annual Meeting of Stockholders of Calix, Inc. to be held on May 20, 2015 or at any adjournment or postponement of that meeting, with all powers which I would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side